Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to the Registration Statement No. 2-39334 on Form N-1A of our report dated February 22, 2006, relating to the financial statements and financial highlights of MML Series Investment Fund, including MML Large Cap Value Fund, MML Equity Index Fund, MML Growth Equity Fund, MML OTC 100 Fund, MML Small Cap Growth Equity Fund and MML Emerging Growth Fund appearing in the Annual Report on Form N-CSR of MML Series Investment Fund for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Disclosures”, “Experts” and “Investment Management and Other Services” in the Statement of Additional Information, both of which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 26, 2006